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                                                                      EXHIBIT 12
                          DEAN WITTER, DISCOVER & CO.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                         1996          1995
                                                     ------------  ------------

Earnings

   Income before income taxes                        $   400.4    $    362.3
   Interest expense                                      390.7         352.9
   Interest factor in rent expense                        13.0          12.1
                                                     ---------     ---------

         Total earnings                              $   804.1    $    727.3
                                                     =========     =========
Fixed charges
   Interest expense                                      390.7         352.9
   Interest factor in rent expense                        13.0          12.1
                                                     ---------     ---------
      Total fixed charges                            $   403.7    $    365.0
                                                     =========     =========
Ratio of earnings to fixed shares                          2.0           2.0
                                                     =========     =========


"Earnings" consist of income before income taxes and fixed charges. "Fixed charges" consist of interest costs, including interest on deposits, and that portion of rent expense estimated to be representative of the interest factor.